Exhibit 99.1

May 7, 2012

Enzon and Hisun Announce Strategic Alliance for Enzon's Customized PEGylation Linker Technology and Licensing Agreement for PEG-SN38 in China

PISCATAWAY, NJ and ZHEJIANG, CHINA -- (Marketwire) -- 05/07/12 -- Enzon Pharmaceuticals, Inc. (NASDAQ: ENZN) and Zhejiang Hisun Pharmaceuticals Co. Ltd (SSE Code: 600267), a leading Chinese pharmaceutical company, announced today a long-term strategic research, development and licensing collaboration. The agreement provides for the research and development of therapeutics using Enzon's customized PEGylation linker technology. The agreement also includes the license to Hisun of development and commercialization rights for Enzon's PEG-SN38 (EZN-2208), a novel, Phase II PEGylated version of SN38, in the territory of China.

Under the terms of the strategic research, development and licensing collaboration, Hisun will pay Enzon to apply its Customized PEGylation Linker Technology, especially its releasable PEGylation technology, and know-how to the development of next-generation, PEGylated versions of select therapeutic candidates within Hisun's pipeline. Once successfully PEGylated, Hisun will have the option to in-license the product candidates, based upon internal selection criteria, and will be fully responsible for funding development and commercialization of these products in the territory of China. Under this agreement, Enzon is entitled to milestone payments and a high-single-digit royalty on net sales for any product developed and commercialized in China, in addition to retaining rights to all PEGylated compounds outside of China.

Hisun has also acquired exclusive development and commercialization rights to PEG-SN38 in China and will pay Enzon an undisclosed upfront fee, milestone payments and a high-single-digit royalty on net sales. Further financial terms were not disclosed. PEG-SN38 has completed Phase II clinical trials in the United States where it was studied as a treatment for metastatic breast cancer, colorectal cancer and solid tumors in pediatric cancer patients. It is a PEGylated conjugate of SN38, the active metabolite of the widely used anti-cancer drug irinotecan. PEG-SN38 offers therapeutic advantages over unmodified SN38, including increased solubility, higher exposure and tumor accumulation, more profound deoxyribonucleic acid (DNA) damage, inhibition of angiogenesis and longer apparent half-life of SN38 as compared to irinotecan.

"Hisun is a dynamic company with an aggressive strategy for expanding its portfolio of innovative therapeutics. We are very excited about this partnership and we look forward to advancing a variety of next-generation therapeutics with Hisun in China and for Enzon in other territories around the world," said Ana Stancic, Principal Executive Officer of Enzon. "Enzon's broad portfolio of proprietary permanent and releasable PEGylation linker technology and decades of know-how offer unmatched, clinically and commercially validated capabilities for the enhancement of existing therapies to create novel, high-value product candidates, including bio-betters."

Hua Bai, CEO and Chairman of Hisun, added, "Enzon's PEGylation technology is utilized in approved products generating a combined total of over $7 billion in annual sales, making them the partner of choice for validated PEGylation technology. In addition to obtaining rights to PEG-SN38, this partnership provides Hisun access to innovative technology and development capabilities that will allow us to deliver novel therapeutics to the rapidly growing pharmaceutical market in China."

Enzon is actively pursuing strategic partnerships with leading biotechnology and pharmaceutical companies worldwide whose marketed, development, or discovery-stage products may benefit from the enhanced pharmaceutical properties of PEGylation. "Our PEGylation platform, combined with our extensive know-how, continues to be the gold standard for maximizing the therapeutic potential of both small molecules and biologics," says Ms. Stancic.

About Enzon's Customized PEGylation Linker Technology

PEGylation has successfully been used on various pharmaceutical compounds, including enzymes, peptides and antibodies, to improve their pharmaceutical properties through the chemical attachment of polyethylene glycol (PEG) using our Customized Linker Technology. PEGylation technology employs proprietary chemical linkers designed to either release the native molecule at a controlled rate or provide permanent linkage that will maximize inherent activity of the native molecule. In some cases, PEGylation can render a compound therapeutically effective, whereas the unmodified form had only limited clinical utility.

About Hisun

Hisun is a leading biopharmaceutical group focused on improving patient wellbeing and quality of life. Headquartered in Taizhou (Zhejiang, China), the company currently employs more than 3,800 people. Hisun's operations strictly follow cGMP and received ISO 14000 certification in 2001. To date, more than 40 of the company's products have passed certification by the FDA (US), EDQM (EU), TGA (Australia), KFDA (Korea), etc., and are sold in more than 30 countries. The company opened its U.S. headquarters in Princeton, N.J., in 2010. For more information, visit www.hisunusa.com.

About Enzon, Inc.

Enzon Pharmaceuticals, Inc. is a biotechnology company dedicated to the research and development of innovative therapeutics for patients with high unmet medical need. Enzon's drug-development programs utilize two platforms: Customized PEGylation Linker Technology (Customized Linker Technology®) and third-generation mRNA-targeting agents utilizing the Locked Nucleic Acid (LNA) technology. Enzon currently has four compounds in human clinical development and multiple novel mRNA antagonists in preclinical research. Enzon receives royalty revenues from licensing arrangements with other companies related to sales of products developed using its proprietary Customized Linker Technology. Further information about Enzon and this press release can be found on the Company's website at www.enzon.com.

Forward-Looking Statements

This press release contains, or may contain, forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements that are purely historical, are forward-looking statements, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions.

Such forward-looking statements are based upon management's present expectations, objectives, anticipation, plans, hopes, beliefs, intentions or strategies regarding the future and are subject to known and unknown risks and uncertainties that could cause actual results, events or developments to be materially different from those indicated in such forward-looking statements. A more detailed discussion of these and other factors that could affect results is contained in Enzon's filings with the U.S. Securities and Exchange Commission, including Enzon's Annual Report on Form 10-K for the year ended December 31, 2011. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

For Enzon:

Andrea Rabney

Argot Partners

212.600.1902

Email Contact

For Hisun:

Zhang Wei

Zhejiang Hisun Pharmaceuticals

(86571) 8527 8141

Email Contact